Exhibit 99.k

April 27, 2012

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statements on Form N-6 filed by Farm Bureau Life Insurance Company (“Company”) and its Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)                                 The Company is duly organized and validly existing under the laws of the State of Iowa.

(2)                                 The variable universal life policies, when issued as contemplated by the said Form N-6 Registration Statement will constitute legal, validly issued and binding obligations of Farm Bureau Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-6 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statement.  In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ David A. McNeill
David A. McNeill
Vice President -General Counsel